UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 4, 2013
Date of Report (Date of earliest event reported)

Liberto, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53983	N/A
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

Lot 7B Blk 7 Emerald St.,
Gold Riverville Subd, Burgos, Montalban
(Address of Principal Executive Offices)

63-920-938-0830
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On April 4, 2013, Liberto, Inc., a Nevada corporation (the “Company”), entered into a share exchange agreement (the “Exchange Agreement”) with 4Cable TV, a South Carolina corporation (“4Cable TV”) and the shareholders of 4Cable TV (the “Selling Shareholders”).  At the closing of the voluntary share exchange transaction contemplated by the Exchange Agreement (the “Closing”), the Company will issue 20,900,000 shares of its common stock (the “Shares”) to the Selling Shareholders in exchange for 100% of the issued and outstanding capital stock of 4Cable TV (the “Exchange Transaction”).  4Cable TV will become the Company’s wholly owned subsidiary, and the Company will acquire the business and operations of 4Cable TV.

The Shares will be subject to a lock-up agreement, pursuant to which the Selling Shareholders will agree to certain restrictions on transfer for the later to occur of one year from the date of the Exchange Agreement or the Company’s completion of a financing yielding aggregate gross proceeds of at least $1,800,000.

As a condition to closing the Exchange Transaction, it is anticipated that Steven K. Richey, Susan Richey and Andrew Staniak will be appointed to the Company’s Board of Directors, and the Company’s then existing officer(s) and director(s) will resign.  In addition, it is expected that at closing, Steven K. Richey will be appointed President and Chief Executive Officer of the Company, George Schnellman will be appointed Chief Financial Officer of the Company, Susan Richey will be appointed Secretary of the Company and Andrew Staniak will be appointed Vice President of the Company.  Steven K. Richey, Susan Richey and Andrew Staniak are each Selling Shareholders and it is expected that each will be a beneficial holder of Shares through their interests in 4Cable TV.

The Exchange Agreement contains customary representations, warranties, and conditions to closing.  The following description of the terms and conditions of the Exchange Agreement and the transactions contemplated thereunder that are material to the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Directors and Officers

Effective April 4, 2013, the Company, received the resignation of Rosielyn S. Baclig as the Company’s President, Chief Executive Officer, Chief Financial Officer, and as a member of the Company’s Board of Directors.  Also, effective April 4, 2013, the Company received the resignation of  Edmundo O. Carreos as the Company’s Secretary and as a member of the Company’s Board of Directors.

Appointment of Director and Officer

Effective April 4, 2013, the Company’s Board of Directors appointed Anthony Martin as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer, and as a member of the Company’s Board of Directors, to fill the vacancies resulting from the resignations of Rosielyn S. Baclig and Edmundo O. Carreos.  There is no arrangement or understanding pursuant to which Mr. Martin was appointed as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer, and as a member of the Company’s Board of Directors.  Mr. Martin has no family relationships with any other executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Martin is the Company’s sole officer and director.

Professional History of Mr. Anthony Martin

From May 2005 to the present, Mr. Martin has served as Administration Manager for Ramsons International where he was responsible for the company’s Philippines expansion projects.  Prior to joining Ramsons International, Mr. Martin was a Business Manager for Crizificto Commercial from January 1994 to April 2003.  Mr. Martin received a Bachelor’s Degree in Public Administration and Governance from Polytechnic University of the Philippines in 1992.

Item 9.01         Financial Statements and Exhibits

(d)           Exhibits

2.1	Share Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTO, INC. a Nevada corporation

Dated: April 5, 2013	By:	/s/ Anthony Martin
Anthony Martin Chief Executive Officer